For Immediate Release

ProElite closes deal with Strikeforce;
retires Showtime debt

ProElite, Inc. now substantially debt free
to develop ‘King of the Cage’ and other assets

Los Angeles, CA, February 5, 2009 – ProElite, Inc. (OTB:PELE.PK) said today that it has sold a portion of its EliteXC assets to Strikeforce®, its co-promoter for some of the biggest and most widely watched televised mixed martial arts (MMA) events on CBS and SHOWTIME®.

With the deal closed, ProElite has retired its entire debt obligation to Showtime and Showtime will remain a significant shareholder in ProElite.

Strikeforce® is acquiring certain EliteXC fighter contracts and a library of televised EliteXC events.

“With the sale, ProElite can now operate substantially debt free,” said ProElite CEO Chuck Champion, “and devote more resources to the development of our King of the Cage brand which founder Terry Trebilcock has managed profitably from its inception.  Terry is one of the most capable leaders in the MMA space.  He’s staged hundreds of successful events and I’m confident that under his guidance King of the Cage will continue to be a major force in the sport.”

Champion said that he was excited for the talented fighters that were part of EliteXC and are now joining Strikeforce.  “Strikeforce is a highly regarded producer of live events and it will no doubt create substantial opportunities for its new athletes,” he said.

“Getting to this point has been a long hard road and I’m grateful to Showtime, Strikeforce, the fighters and their managers for their patience and their perseverance,” Champion concluded. “The company has managed its way through a very difficult time and it has done so in a way that has built bridges rather than burn them.  Everyone involved deserves a lot of credit for the outcome.”

Following the sale, ProElite will continue to own the EliteXC brand.  Among ProElite’s other significant assets are a host of international MMA brands such as Spirit MC, an extensive library of MMA events, and its community-driven interactive broadband entertainment website.  The company also is co-producing a new reality show with Mark Burnett, the visionary force behind reality TV in the United States.

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Contact:
Hud Englehart
Beacon Advisors, Inc.
513.533.4800